UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 24, 2015

Zafgen, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36510	20-3857570
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
175 Portland Street Boston, MA		02114
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 622-4003

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Robert J. Perez as a Director

On September 24, 2015, Zafgen, Inc. (the “Company”) elected Robert J. Perez, age 51, to the Board of Directors of the Company (the “Board”).

Mr. Perez is the former Chief Executive Officer of Cubist Pharmaceuticals, Inc., a public pharmaceutical development company, which was acquired by Merck in January 2015. He joined Cubist in August 2003 as Senior Vice President, Sales and Marketing, and led the launch of Cubicin® (daptomycin for injection). He served as Executive Vice President and Chief Operating Officer from August 2007 to July 2012 and President and Chief Operating Officer from July 2012 to December 2014. Prior to joining Cubist, he served as Vice President of Biogen, Inc.’s CNS business unit from 2001 to 2003, where he was responsible for commercial leadership of an $800 million neurology business unit, and from 1995 to 2001 he held positions of increasing responsibility within Biogen’s CNS commercial organization. From 1987 to 1995, Mr. Perez held various sales and marketing positions at Zeneca Pharmaceuticals. Mr. Perez currently serves as a member of the board of directors of public companies such as AMAG Pharmaceuticals, Inc., Cidara Therapeutics, Inc., and Flex Pharma, Inc. Mr. Perez has also been a member of the board of directors of the Biomedical Science Careers Program since November 2010, a member of the Board of Advisors of the Citizen School of Massachusetts since 2010, a member of the Board of Trustees at The Dana Farber Cancer Institute, Inc. since January 2013, and a member of the Board of College Bound Dorchester since December 2014. Mr. Perez received a B.S. in business from California State University, Los Angeles and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

As a non-employee director, Mr. Perez will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation program. There are no arrangements or understandings between Mr. Perez and any other person pursuant to which Mr. Perez was elected as a director. Furthermore, the Company has entered into a Consulting Agreement with Vineyard Sound Advisors, LLC (“Vineyard”), dated as of September 29, 2015, pursuant to which Mr. Perez, as a principal of Vineyard, will provide consulting services to the Company from time to time and the Company will pay Vineyard $5,000 per day for such services. If the aggregate compensation for the services exceeds $25,000 in any quarter (the “Maximum Quarterly Cash Consideration”), any compensation above the Maximum Quarterly Cash Consideration shall be paid to Mr. Perez directly on a quarterly basis in shares of the Company’s common stock, par value $0.001 per share. The Company will also cover Mr. Perez’s reasonable business and travel expenses incurred in connection with such consulting services, consistent with the Company’s policies on expense reimbursement. The Consulting Agreement contains other customary terms and conditions.

Election of Cameron Geoffrey McDonough as a Director

On September 24, 2015, the Company also elected Cameron Geoffrey McDonough, age 45, to the Board.

Dr. McDonough has served as President and Chief Executive Officer of Swedish Orphan Biovitrum AB (Sobi), a Swedish pharmaceutical company, since August 2011. Prior to joining Sobi, Dr. McDonough held several senior leadership positions from 2002 to June 2011 at Genzyme Corporation, a biotechnology company, including Senior Vice President and General Manager, Personalized Genetic Health, Senior Vice President, Lysosomal Storage Disease Therapeutics and most recently, as President of Europe, Middle East and Africa. Prior to joining Genzyme, Dr. McDonough was a practicing internist and pediatrician. He currently serves as a member of the board of directors of PTC Therapeutics, Inc., a public company. Dr. McDonough received a B.A. and a B.Sc. from the University of North Carolina at Chapel Hill and an M.D. from Harvard Medical School.

As a non-employee director, Dr. McDonough will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation program. There are no arrangements or understandings between Dr. McDonough and any other person pursuant to which Dr. McDonough was elected as a director, and there are no transactions between Dr. McDonough and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Departure of Directors

Kevin P. Starr and Avi Goldberg will be resigning from the Board, effective as of December 8, 2015, as the Company transitions the Board with the appointment of Mr. Perez and Dr. McDonough.

A copy of the press release announcing the election of Mr. Perez and Dr. McDonough and the departure of Messrs. Starr and Goldberg is being furnished as Exhibit 99.1 to this Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Zafgen, Inc. on September 28, 2015, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2015	ZAFGEN, INC.

	By:	/s/ Thomas E. Hughes
Thomas E. Hughes. Ph.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Zafgen, Inc. on September 28, 2015, furnished herewith.

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